Exhibit 99.1

NEWS RELEASE
For immediate release
For more information, contact:
D. Ben Berry, Chairman, President and Chief Executive Officer
757-422-8000

Gateway Bank Announces New Financial Center in Chapel Hill, North Carolina

Virginia Beach, Va., March 19, 2008 -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., has announced the opening of its first financial center in Chapel Hill.

The newest financial center, which opened on March 17, 2008, is located at 504 Meadowmont Village.  D. Ben Berry, Chairman and Chief Executive Officer of Gateway Bank, stated, “The addition of our fourth full-service financial center shows our commitment to expansion in the Triangle Region.  Eddie Campbell, our Triangle Market President, has assembled a team of experienced professionals who will lead Gateway with unparalleled leadership and service in this market.”

“Gateway Bank’s entry into the Chapel Hill/Durham market will introduce our community banking approach and will serve our clients well,” says Darren Howell, Chapel Hill/Durham City Executive. “I look forward to helping businesses with their needs and being an active member of the community which we serve.”

About the Company:

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-five full-service financial centers -- twenty in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk and Norfolk; and fifteen in North Carolina:  Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.